AGREEMENT AND PLAN OF ACQUISTION

This AGREEMENT AND PLAN OF ACQUISITION (“Agreement”), dated as of May 5, 2005, by and among NEW LIFE SCIENTIFIC, INC., a Nevada corporation, a Nevada corporation (“NWLF”), the stockholders of NOVO LIFE Scientific Group, Inc. as listed on the signature page (collectively, the “Stockholders”), a Ukrainian enterprise-corporation (“NOVO LIFE”). The corporate parties hereto are sometimes hereinafter referred to collectively as the “Companies,” or individually as a “Company.”

WHEREAS, the respective Boards of Directors/Managers of the Companies deem it advisable and in the best interests of their respective stockholders that NOVO LIFE be acquired by and become a wholly owned subsidiary of NWLF and, in furtherance thereof, the Boards of Directors/Managers of the Companies have approved, as applicable, the share exchange provided for herein; and

WHEREAS, for federal income tax purposes, it is intended that the share exchange shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), but a IRS ruling or opinion of counsel is not being sought and such tax treatment is not a condition to closing the share exchange herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1        The Share exchange. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), NWLF shall issue its shares of common stock in exchange for the common stock (or authorized share capital as defined under Ukrainian law representing ownership of NOVO LIFE) of NOVO LIFE as set forth on the signature page (the “Transaction”).

1.2       Effective Time of the Share exchange. The Transaction shall become effective (the “Effective Time”) upon the completion of the share exchange as provided herein.

ARTICLE II

THE STOCKHOLDERS REPRESENTATIVE

2.1 Shareholder Representative. The NOVO LIFE Stockholders hereby irrevocably designate and appoint Alexander Yelsky as their agent and attorney in fact (the “Representative”) with full power and authority through the Closing or termination of this Agreement, whichever occurs first, to execute, deliver and receive on their behalf all notices, requests, certificates, proceeds and other communications under or pursuant to this Agreement; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Agreement and to take such other action on their behalf in connection with the Agreement, the Closing and the transactions contemplated thereby as the Representative deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the purchase price for the NOVO LIFE Shares to be paid to the Stockholders as set forth in this Agreement or increase the liability of the Stockholders herein.

ARTICLE III

CONVERSION OF SHARES

3.1	Exchange Ratio. At the Effective Time and subject to Section 7, by virtue of the Transaction:

a.) The common stock of NOVO LIFE (“NOVO LIFE Common Share”) issued and outstanding immediately prior to the Effective Time (other than NOVO LIFE Shares held by NWLF or any subsidiary of NWLF, if any), shall be exchanged for 17,500,000 share(s) of restricted common stock, par value $.001 per share, of NWLF (“NWLF Shares”). The aggregate number of NWLF shares to be received by the NOVO LIFE shareholders shall be 17,500,000. The NOVO LIFE Common Shares are also referred to as the “NOVO LIFE Shares.”

b.) If, prior to the Effective Time, except as required to meet the terms of this Plan of Share Exchange, NWLF should split or combine any of its outstanding stock or securities, or pay a stock dividend or other stock distribution in, then the NOVO LIFE Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

e.) Each NOVO LIFE Share held in treasury (or a subsidiary, as such term is defined in Article IV hereof) immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no NWLF Shares shall be issued in exchange therefore.

3.2	Exchange of Shares.

(a)      Prior to the Effective Time, NWLF shall select and enter into an agreement with an attorney, transfer agent or trust company to act as Exchange Agent hereunder (the “Exchange Agent”) in the United States and in Kiev, Ukraine. No later than the Effective Time, NWLF shall make available, to the Stockholders Representative the NWLF Shares that the Stockholders shall be entitled to receive in the Transaction for delivery to the Stockholders in exchange for the NOVO LIFE Shares. The NWLF Shares for which the NOVO LIFE Shares shall be exchanged in the Transaction shall be deemed to have been issued at the Effective Time.

(b)      In the event that any stock certificate representing NOVO LIFE Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, NWLF shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of NWLF Shares into which such shares are exchanged in the Transaction in accordance with this Article III. When authorizing such issuance in exchange therefore, the Board of Directors of NWLF may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give NWLF a bond in such sum as it may direct as indemnity, or such other form of indemnity as it shall direct, against any claim that may be made against NWLF with respect to the certificate alleged to have been lost, stolen, or destroyed.

3.3       Dividends; Transfer Taxes. No dividends that are declared on NWLF Shares shall be paid to persons entitled to receive certificates representing NWLF Shares until such persons surrender their certificates representing NOVO LIFE Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such NWLF Shares shall be issued any dividends which shall have become payable with respect to such NWLF Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any NWLF Shares are to be issued in a name other than that in which the certificate representing NOVO LIFE Shares surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such NWLF Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any NWLF Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

3.4        No Fractional Securities. No certificates or scrip representing fractional NWLF Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up, or other change in the capital structure of NWLF shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. Any fractional shares to be issued to the Stockholders shall be increased to the next whole share.

3.5        Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via facsimile or in person on the day on which the parties execute this Agreement and on which all of the conditions set forth in Article VIII hereof are satisfied or waived (other than those conditions which are to be satisfied at Closing), or at such other date, time and place as the Companies shall agree.

3.6        Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either NWLF or NOVO LIFE, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NOVO LIFE

As used in this Agreement, (i) the term “Material Adverse Effect” means, with respect to NWLF or NOVO LIFE, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder, and (ii) the word “subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

NOVO LIFE represents and warrants, with respect to NOVO LIFE and its subsidiaries, except as disclosed to NWLF in the NOVO LIFE Schedule of Exceptions (the “NOVO LIFE Schedule”), attached hereto and incorporated herein by this reference, as follows:

4.1        Organization. Each of NOVO LIFE and its subsidiaries is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate or other power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of NOVO LIFE and its subsidiaries is duly qualified as a foreign owned corporation in the Country of Ukraine according to the laws, rules and regulations required of such an entity in that jurisdiction to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

4.2        Capitalization. The authorized capital stock of NOVO LIFE and each of its subsidiaries consists of 100% of the share ownership of all shares of which are issued and outstanding. All of the issued and outstanding Shares or Share Capital of NOVO LIFE are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation  or Bylaws of  NOVO LIFE or any  agreement by  which NOVO LIFE or  any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Section 4.2 of the NOVO LIFE Schedule, there are not as of the date of this Agreement any shares of capital stock of NOVO LIFE issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating NOVO LIFE to issue, transfer, or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of NOVO LIFE may vote (“Voting Debt”) were issued and outstanding.

4.3       Authority Relative to this Agreement. NOVO LIFE has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NOVO LIFE and the consummation by NOVO LIFE of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by NOVO LIFE ‘s shareholders at the meeting provided for herein or the Required Stockholders’ Consent, no other corporate proceedings on the part of NOVO LIFE are necessary to approve this Agreement or the transactions contemplated hereby.

4.4        Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by NOVO LIFE of the transactions contemplated by this Agreement. Except as set forth in Section 4.4 of the NOVO LIFE Schedule, neither the execution and delivery of this Agreement by NOVO LIFE, nor the consummation by it of the transactions contemplated hereby, nor compliance by NOVO LIFE with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of NOVO LIFE, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which NOVO LIFE or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to NOVO LIFE , any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

4.5        Financial Statements. Except as set forth in Section 4.5 of the NOVO LIFE Schedule, the un-audited financial statements dated March 31, 2005 (NOVO LIFE Un-Audited Statements) (NOVO LIFE Un-audited Statements) fairly presents in all material respects the consolidated financial position of NOVO LIFE and its subsidiaries as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in stockholders’ equity and cash flows of NOVO LIFE and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the un-audited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto. The NOVO LIFE Un-audited Statements may collectively be referred to as NOVO LIFE Financial Statements.

4.6	Absence of Certain Changes or Events; Undisclosed Liabilities.

(a)      Since March 31, 2005, except as set forth in Section 4.6 of the NOVO LIFE Schedule, neither NOVO LIFE nor any of its subsidiaries has: (i) taken any of the actions set forth in Sections 6.1 hereof; (ii) incurred any liability material to NOVO LIFE and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (iii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of NOVO LIFE or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by NOVO LIFE to NWLF pursuant hereto); or (iv) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

(b)      Neither NOVO LIFE nor any of its subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability) except for (i) liability set forth on the face of the March 31, 2005 balance sheet and (ii) liabilities which have risen after the March 31, 2005 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).

4.7       Litigation As of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of NOVO LIFE, threatened against or involving NOVO LIFE or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against NOVO LIFE or any of its subsidiaries; and (iii) NOVO LIFE and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them. NOVO LIFE has furnished to NWLF in writing, a copy of which is set forth in Section 4.7 of the NOVO LIFE Schedule, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving NOVO LIFE or any of its subsidiaries, or any of their properties or rights as of the date hereof.

4.8	Contracts.

(a)      Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which NOVO LIFE or any of its subsidiaries is a party that relates to or affects the assets or operations of NOVO LIFE or any of its subsidiaries or to which NOVO LIFE or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of NOVO LIFE and in full force and effect (with respect to NOVO LIFE or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. Section 4.8(a) of the NOVO LIFE Schedule sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement, which involves consideration in excess of $25,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the NOVO LIFE Schedule, there are no existing defaults by NOVO LIFE or any of its subsidiaries thereunder or, to the knowledge of NOVO LIFE, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by NOVO LIFE or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

(b)      Except for this Agreement and those set forth on Section 4.8(b) of the NOVO LIFE Schedule, neither NOVO LIFE nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days’ or less notice requiring the payment of more than $25,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) non-competition or similar agreements that restricts NOVO LIFE or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of NOVO LIFE or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NOVO LIFE of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000; (v) agreement with respect to any executive officer of NOVO LIFE or any subsidiary providing any term of employment or compensation guaranty in excess of $15,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(c)      Except as set forth in Section 4.8(c) of the NOVO LIFE Schedule, all employment, consulting, stock option or other similar agreements of NOVO LIFE and subsidiaries will be terminated at the Effective Time and no obligations or liabilities of NOVO LIFE or its subsidiaries will exist thereunder or as the result of such termination or otherwise.

4.9	Employee Benefit Plans.

(a)      Disclosed in Section 4.9 of the NOVO LIFE Schedule is a true and complete list of each written employee benefit plan, or similar such plans which are implemented in the Ukraine (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) policy or agreement that is maintained (all of the foregoing, the “Benefit Plans”), or is or was contributed to by NOVO LIFE or any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with NOVO LIFE would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report (Form 5500 Series), Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to NWLF. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any “multiemployer plan,” as defined in Section 3(37) of ERISA).

(b)      Each of the Benefit Plans that are described in Section 4.9 or which are subject to ERISA is in substantial compliance the laws of the Ukraine and/or with ERISA; each of the Benefit Plans intended to be “qualified” within the meaning of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the “Code”) is so qualified; and no event has occurred, and to NOVO LIFE ‘s knowledge, there exists no condition or set of circumstances, in connection with which NOVO LIFE or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

4.10      Taxes. For the purposes of this section, the term “tax” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on NOVO LIFE or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker’s compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. Except as set forth in Section 4.10 of the NOVO LIFE Schedule, NOVO LIFE has filed or caused to be filed timely all material federal, state, local, and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a “Tax Affiliate”). Such returns, reports, and other information are accurate and complete in all material respects. NOVO LIFE has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither NOVO LIFE nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Except as set forth in Section 4.10 of the NOVO LIFE Schedule, neither NOVO LIFE nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefore, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefore have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Taxing Authority of the Ukraine or comparable agencies have never audited NOVO LIFE tax returns or questioned its status.

4.11     Compliance with Applicable Law. NOVO LIFE and each of its subsidiaries holds all material licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of NOVO LIFE and its subsidiaries is not being conducted in violation of, any provision of any material federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to NOVO LIFE or any of its subsidiaries.

4.12      Subsidiaries. Section 4.12 of the NOVO LIFE Schedule lists all the subsidiaries of NOVO LIFE as of the date of this Agreement and indicates for each such corporate or limited liability company subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by NOVO LIFE or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by NOVO LIFE or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

4.13	Intellectual Property.

(a)      Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) does not have or could not reasonably be expected to have a Material Adverse Effect:

(i)       NOVO LIFE and each of its subsidiaries owns, or is licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

(ii)      No claims are pending or, to the best knowledge of NOVO LIFE, threatened that NOVO LIFE or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to NOVO LIFE or any of its subsidiaries and, to the best knowledge of NOVO LIFE, there are no valid grounds for any such claims;

(iii)     Except as set forth on Schedule 4.13(a)(iii) of the NOVO LIFE Schedule, to the best knowledge of NOVO LIFE, no person is infringing on or otherwise violating any right of NOVO LIFE or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to NOVO LIFE or any of its subsidiaries;

(iv)     to the best knowledge of NOVO LIFE , there are no valid grounds for any claim challenging the ownership or validity of any Intellectual Property owned by NOVO LIFE or any of its subsidiaries or challenging NOVO LIFE ‘s or any of its subsidiaries’ license or legally enforceable right to use any Intellectual Property licensed by it; and

(v)      to the best knowledge of NOVO LIFE , all patents, registered trademarks, service marks, and copyrights held by NOVO LIFE and each of its subsidiaries are valid and subsisting.

(b)      For purposes of this Agreement, “Intellectual Property” means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing. Section 4.13(c) of the NOVO LIFE Schedule sets forth a list of all domain names, trade names, copyrights and trademarks owned by NOVO LIFE. NOVO LIFE has full and complete ownership of all domain names.

4.14      Disclosure of the Representations and Warranties. The representations and warranties in this Section 4 do not knowingly contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 in light of the circumstances when made not misleading.

4.15      NOVO LIFE Shareholders. Shareholders of NOVO LIFE are either accredited investors as such term is defined in the Securities Act of 1933 as amended or are investors who have acquired their shares pursuant to Regulation S. NOVO LIFE acknowledges that each certificate representing a NWLF Share shall contain the following legend:

This security has not been registered under the Securities Act of 1933, as amended, or any state securities laws. Securities may not be transferred, signed, sold or offered for sale except pursuant to an effective registration under said Act in any applicable state securities law or an opinion of counsel, in form and substance acceptable to NWLF, that registration is not required because of any applicable exemption from such registration requirements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NWLF

NWLF represents and warrants, with respect to NWLF and its subsidiaries, which as of the Effective Time shall include its predecessor Nevada Corporation, except as disclosed to NOVO LIFE in the NWLF Schedule of Exceptions (the “NWLF Schedule”), attached hereto and incorporated herein by this reference, as follows:

5.1       Organization. Each of NWLF and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of NWLF and its subsidiaries is duly qualified as a foreign corporation, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

5.2        Capitalization. As of the effective date hereof, the authorized capital stock of NWLF consists of 1,000,000,000 shares of common capital stock. As of the effective date, the number of shares of the capital stock of NWLF of all types and classes which are issued and outstanding shall be not greater than 20,000,000, not including the 17,500,000 shares to be issued to the Stockholders in the Transaction. All of the issued and outstanding shares of the capital stock of NWLF, including the 17,500,000 shares to be issued to the Stockholders in the Transaction, are or will be validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of NWLF or any agreement by which NWLF or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) except as disclosed in Section 5.2 of the NWLF Schedule and herein below, there are not as of the date of this Agreement, any shares of capital stock of NWLF issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating NWLF to issue, transfer, or sell any shares of its capital stock.

5.2A      Authority Relative to this Agreement. NWLF has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NWLF and the consummation by NWLF of the transactions contemplated hereby have been duly authorized by its Board of Directors, no other corporate proceedings on the part of NWLF are necessary to approve this Agreement or the transactions contemplated hereby.

5.3 Consents, Approvals and Delinquent Filings; No Violations.

Except for applicable requirements, the Securities Act of 1933 and the Securities Exchange Act of 1934 (“34 Act”), state law relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Share exchange under the Nevada Business Corporations Act, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by NWLF of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by NWLF, nor the consummation by it of the transactions contemplated hereby, nor compliance by NWLF with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of NWLF, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which NWLF or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to NWLF, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

(i)       As of the date hereof NWLF is a reporting company and trades on the “OTC-BB” quotations system under the symbol NWLF. NWLF will comply with such requirements as are mandated to remain quoted on the OTCF-BB quotation system through the Effective Time in the same manner as it is now traded.

5.4 Financial Statements. Except as set forth in Section 5.5 of the NWLF Schedule, the audited financial statements (the “NWLF audited Statements”) dated December 31, 2004, and 2003 (“NWLF Un-Audited Statements”) fairly presents in all material respects the consolidated financial position of NWLF and its subsidiaries as of the respective dates thereof, and the other related statements (including in the case of the audited balance sheet, the related notes) included therein fairly present in all material respects the results of operations, changes in stockholders’ equity and cash flows of NWLF and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the un-audited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto. The audited financial statement shows a list of NWLF’s payables as of December 31, 2004 totaling $80,000 in convertible notes. Such notes will be converted into Six Million (6,000,000 shares of NWLF common stock immediately after the closing unless otherwise agreed by the Companies).

5.5 Absence of Certain Changes or Events; Undisclosed Liabilities. In March of 2005 NWLF borrowed $120,000.00 as noted in the “subsequent events” section of the December 31, 2004 10KSB report filed with the Securities Exchange Commission. and is documented in Section 5.6 of the NWLF Schedule, Except as set forth in Section 5.6 of the NWLF schedule, neither NWLF nor any of its subsidiaries has: (i) taken any of the actions as set forth in Sections 6.2 hereof; (ii) incurred any liability material to NWLF and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (iii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of NWLF or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by NWLF to NWLF pursuant hereto); or (iv) subsequent to the date hereof, except as permitted by Section 6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

Neither NWLF nor any of its subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability) except for (i) liability set forth on the face of the December 31, 2004 balance sheet and noted in its 10KSB filing and (ii) liabilities which have risen after the December 31, 2004 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).

5.6        Litigation. As of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of NWLF, threatened against or involving NWLF or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against NWLF or any of its subsidiaries; and (iii) NWLF and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them. NWLF has furnished to NWLF in writing, a copy of which is set forth in Section 5.7 of the NWLF Schedule, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving NWLF or any of its subsidiaries, or any of their properties or rights as of the date hereof.

5.7       Taxes For the purposes of this section, the term “tax” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on NWLF or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker’s compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. Except as set forth in Section 5.8 of the NWLF Schedule, NWLF has filed or caused to be filed timely all material federal, state, local, and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a “Tax Affiliate”). Such returns, reports, and other information are accurate and complete in all material respects. NWLF has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither NWLF nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Except as set forth in Section 5.7 of the NWLF Schedule, neither NWLF nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefore, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefore have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. To the best of current management’s knowledge, the Internal Revenue Service, or comparable state have never audited NWLF’s federal and state income tax returns.

5.8        Compliance With Applicable Law. NWLF and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of NWLF and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to NWLF or any of its subsidiaries.

5.9        Absence of Certain Changes or Events. Except as disclosed in the NWLF financial statements, since December 31, 2004, neither NWLF nor any of its subsidiaries has: (a) incurred any liability material to NWLF and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (b) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of NWLF or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by NWLF to NOVO LIFE pursuant hereto).

5.10 Absence of liabilities as of the Effective Time. Notwithstanding anything to the contrary set forth herein or in any Schedule, financial statement or other document delivered or referred to herein, as of the Effective Date NWLF and its subsidiaries will not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, in excess of $500 unless the parties agree otherwise with respect to existing convertible note conversions.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE SHARE EXCHANGE

6.1        Conduct of NOVO LIFE’s Business Pending the Share exchange. NOVO LIFE agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

(a)                      except as set forth in Schedule 6.1, the respective businesses of NOVO LIFE and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

(b)                     NOVO LIFE and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

(c)                      NOVO LIFE and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that NOVO LIFE may issue Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to NWLF in the NOVO LIFE Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

(d)                     NOVO LIFE shall preserve intact the business organization of NOVO LIFE and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement;

(e)                      NOVO LIFE and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Transaction as a “reorganization” within the meaning of Section 368(a) of the Code; and

(f)       NOVO LIFE and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of NOVO LIFE herein from becoming untrue or incorrect in any material respect.

(g) Notwithstanding anything to the contrary herein, NOVO LIFE shall be able to sell its existing urgent care facilities and enter into agreements related to its urgent care facility business or make changes in the management and operations of its urgent care facilities and no such actions shall be restricted or constitute a violation of the terms of this agreement.

6.2        Conduct of NWLF’s Business Pending the Share exchange. NWLF agrees that, during the period from the date of this Agreement and continuing until the Effective Time, except as provided herein:

(a)      except as set forth in Schedule 6.2, the businesses of NWLF shall be conducted only in the ordinary and usual course of business and consistent with past practices except as may be required to restructure for purposes of this share exchange providing that 17,500,000 shares of common stock of NWLF will be held by NWLF shareholders, debt holders who will agree to convert such debt to common stock and parties in interest subsequent to the share exchange and NOVO LIFE shareholders will own 17,500,000 shares;

(b)                     NWLF shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

(c)                      NWLF shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that NWLF may issue Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to NWLF in the NWLF Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

(d)                     NWLF shall preserve intact the business organization of NWLF, to keep available the services of its present officers; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this Section 6.2(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement;

(e)                      NWLF shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Transaction as a “reorganization” within the meaning of Section 368(a) of the Code; and

(f)       NWLF shall use all reasonable efforts to prevent any representation or warranty of NWLF herein from becoming untrue or incorrect in any material respect.

6.3        Current Information. From the date of this Agreement to the Effective Time, NOVO LIFE shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NWLF and each shall report the general status of their ongoing operations and to deliver to the NWLF or NOVO LIFE as the case may be, monthly un-audited consolidated balance sheets and related consolidated statements of income for the period since the last such report.

6.4        Legal Conditions to Share exchange. Each of NWLF and NOVO LIFE shall, and shall cause their subsidiaries (if applicable) to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Transaction and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Transaction and the transactions contemplated by this Agreement. Each of NWLF and NOVO LIFE shall promptly cooperate with and furnish information to the other in connection with any requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

6.5        Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties, or covenants of such party contained herein. NWLF shall file all reports required by regulation to be filed by it with any regulatory body between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1	Access and Information.

(a)      NOVO LIFE and NWLF shall afford to the other party and its financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to thirty days subsequent to the date hereof to all of its books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly all information concerning its business, properties, and personnel as such other party may reasonably request in order for such other party to fully investigate the business and affairs of NOVO LIFE or NWLF, as applicable prior to the Effective Time (the “Inspection”).

(b)      All information furnished by a party pursuant hereto shall be treated as the sole property of the furnishing party until consummation of the Transaction contemplated hereby.

7.2        Public Announcements. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the NASDAQ Stock Market.

7.3        Expenses. Subject to Section 9.2 and 5.10 hereof, whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that NWLF shall be responsible for any and all expenses incurred regarding the re-domiciling as contemplated herein and as set forth in Section 8.3(f) below herein.

7.4	Additional Agreements.

(a)                      Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.4 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

(b)                     Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.4 hereof, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

(c)                      The parties hereby agree to binding arbitration for the resolution of any dispute arising from this Agreement through a single arbiter and further agree that the prevailing party in any such arbitration shall be entitled to all costs and a reasonable sum for attorney fees. Jurisdiction and venue for any such arbitration shall be in Freehold, New Jersey and shall be governed by the commercial rules of the American Arbitration Association.

7.5        Survival of Representations and Warranties. The respective representations and warranties of NWLF and NOVO LIFE contained in this Agreement shall survive the Closing Date for a period of two years (the “Survival Period”), at the end of which Survival Period no claim may be made with respect to any such representation or warranty unless such claim shall have been asserted in writing to the Indemnifying Party during such period.

7.6        Issuance of Securities. For the period commencing as of the date hereof and ending as of the Effective Time, NWLF agrees that it shall not issue any shares of common stock except as required under this Agreement.

7.7	NWLF Agreements.

Prior to the Effective Time, NWLF shall have obtained director and if required, shareholder consent approving NOVO LIFE acquisition

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE

8.1        Conditions to the Companies’ Obligation to Effect the Share exchange The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by NWLF and NOVO LIFE:

(a)                      This Agreement shall have been executed by the holders of at least 95% of NOVO LIFE ‘s outstanding common stock (the “Required Stockholders’ Consent”).

(b)                     No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Transaction shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Share exchange. Other than the filing of Articles of Acquisition or Share Exchange with the Secretary of State for the State of Nevada, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, “Consents”) which are necessary for the consummation of the Transaction, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Transaction, taken as a whole, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c)                      There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to any Share exchange, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the ease of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Share exchange.

(d)                     Each Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of each Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition.

(e)                      Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby, under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

8.2        Conditions to Obligations of NWLF. The obligations of NWLF to carry out the transactions contemplated by this Agreement are subject, at the option of NWLF, to the satisfaction, or waiver by NWLF, of the following conditions:

(a)                      No proceeding which NOVO LIFE shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(b)      NOVO LIFE shall have delivered a certificate of an officer of NOVO LIFE that it shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of NOVO LIFE contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement.

(c)     NOVO LIFE shall have consummated agreements with the Institute of Molecular Biology and Genetics of the Academy of Science of Ukraine for the establishment of a stem cell bank and commercialization of stem cell and other biotech products.

NWLF shall have received evidence, satisfactory to it that transactions contemplated by this Agreement, can be consummated in accordance with an exemption from applicable state and federal securities laws.

8.3        Conditions to Obligations of NOVO LIFE. The obligations of NOVO LIFE to carry out the transactions contemplated by this Agreement are subject, at the option of NOVO LIFE, to the satisfaction, or waiver by NOVO LIFE, of the following conditions:

(a)                      No proceeding which NWLF shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(b)                     NWLF shall have delivered a certificate of an officer of NWLF that (i) it shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and (ii) the representations and warranties of NWLF contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement.

(c)                      NOVO LIFE shall have received evidence, satisfactory to it that transactions contemplated by this Agreement, can be consummated in accordance with an exemption from applicable state and federal securities laws.

(d)      NWLF shares shall continue to be approved to trade on the OTC-BB Quotation System.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1        Termination. This Agreement may be terminated and the Transaction contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of NOVO LIFE:

(a)	By mutual written consent of all of the Companies.

(b)                     By either NWLF or NOVO LIFE if the Transaction shall not have been consummated on or before May 5, 2005, through no fault of the terminating party.

(c)                      By NWLF or NOVO LIFE if there shall have been any material breach of a material obligation of the other hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

(d)                     By either NWLF or NOVO LIFE if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transaction and such order, decree, ruling, or any other action shall have become final and non-appealable.

9.2        Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party to this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 7.1 hereof which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefore, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

9.3      Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of NOVO LIFE, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

9.4      Waiver At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of NWLF and NOVO LIFE. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1    Brokers. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transaction or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in the NOVO LIFE Schedule or the NWLF Schedule.

10.2    Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be submitted in writing):

New Life Scientific, Inc.
4400 Route 9 South
Freehold, NJ 07728

Novo Life Scientific Group, Inc.
Mr. Alexander Yelsky, Director-Shareholder

10.3 Descriptive Headings. The headings contained in this Agreement are for reference Purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4    Entire Agreement: Assignment. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

10.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the provisions thereof relating to conflicts of law.

10.6    Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

10.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.[include a facsimiles provision]

10.8    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

10.9    Jurisdiction and Venue. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Transaction shall be settled through binding arbitration in Freehold New Jersey by a single arbiter whose decision shall be binding and enforceable in any jurisdiction. Each party hereto hereby consents to personal jurisdiction in any such action brought in such court, consents to service of process by registered mail made upon such party and such party’s agent and waives any objection to venue in any such court or to any claim that such court is an inconvenient form.

10.10   Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

10.11  Consents. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the Chief Executive Officer or President of a Company shall be sufficient to constitute such consent.

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IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officer’s thereunto duly authorized, all as of the date first above written.

NEW LIFE SCIENTIFIC, INC.

By:	s/s HENRY VAL
Name:	Henry Val
Title:	Chief Executive Officer

NOVO LIFE SCIENTIFIC GROUP, INC.

By: s/s ALEXANDER YELSKY

Name:	Alexander Yelsky
Title:	Chief Executive Officer-Director

NOVO LIFE STOCKHOLDERS:
Shares of NWLF
to be Received

s/s Alexander Yelsky	17,500,000

Shareholder Representative